Exhibit 99.2

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine	Media
Investor Relations	Dan Budwick
(914) 785-4742	BMC Communications
(212)477-9007 ext.14

EMISPHERE TECHNOLOGIES COMPLETES NOTE PAYMENT TO ELAN

Tarrytown, NY – April 4, 2005 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that it has retired its remaining debt due to an affiliate of the Elan Corporation, plc (NYSE: ELN). The $13 million cash payment, plus issuance of a warrant to purchase 600,000 shares of the Company’s common stock at $3.88 per share, finalizes the transaction and eliminates the debt at a significant discount. The Company will recognize a significant non-cash gain as a result of the discount.

In December 2004, Emisphere and Elan agreed to a reduction in the amount due under the note in exchange for an accelerated repayment schedule.  The new agreement called for Emisphere to pay Elan a total of $26 million cash and up to 1.2 million shares of common stock.  On December 27, 2004 the Company paid Elan $13 million and issued 600,000 shares of common stock.  On April 1, 2005 the Company paid Elan the final $13 million and issued a warrant to purchase 600,000 additional shares. By making the final payment on April 1, the Company took advantage of the opportunity to issue Elan a warrant rather than actual shares as would have been required under the new agreement for a payment after that date.  The maturity date of the original note was July 2, 2006 with a final repayment amount of $55 million.

The payment follows a $15.74 million common stock offering completed by the Company on March 31, 2005.

“This is an important transaction for us as it removes all outstanding debt from the our balance sheet, with the exception of the Novartis note, which is convertible into equity at our option, and allows us to focus our business and financial strategies on moving our product development programs forward,” said Michael Goldberg, M.D., Chairman and CEO of Emisphere Technologies.   “We have filed a pivotal Phase III study protocol with the Food and Drug Administration for our oral formulation heparin, and are making progress in the clinic with our oral insulin product.  These programs, combined with our four licensed products, position the Company well for the future.”

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

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